Exhibit 99.(a)(1)(G)

FORM OF FINAL ELECTION CONFIRMATION STATEMENT: REJECTED OFFER

Sonic Solutions

FINAL Election Confirmation Statement: Rejected Offer

Name: ABC XYZ	Employee ID: 123

The Sonic Solution’s stock option repurchase program (the “Offer”) has expired. Your FINAL election for the Offer has been recorded as follows:

OPTIONS					INSTRUCTIONS
Column 1	Column 2	Column 3	Column 4	Column 5	Column 6	Column 7	Column 8
Grant Date	Option Type 409A/ High-Price	Shares underlying Options	Exercise Price	Payment Per Option	Yes	No	Initials

You have rejected the Offer and therefore you are not entitled to receive any cash payment for your Options.

This is your FINAL Election Confirmation Statement. Please print a copy of this statement and keep it in a safe place.